Exhibit 10.3

To:	Bridgett Zeterberg

From:	Douglas Dossey

Date:	February 11, 2021

Subject:	Enhanced Severance Opportunity

Thank you again for all that you have done for Tuesday Morning Corporation (the “Company”). You are a valued member of our team, and we hope to retain team members like you who are important to the Company’s ability to meet the challenges and opportunities ahead.

As you know, the Company is currently conducting a search for a new Chief Executive Officer (the “New CEO”). In order to give you some additional security during this time, we are pleased to offer you an enhanced severance opportunity (the “Enhanced Severance”) during the period beginning on the date of this letter and ending no later than the one-year anniversary of the New CEO’s date of hire (the “Enhanced Severance Period”). The Enhanced Severance is subject to the terms and conditions set forth below:

•	In the event of your termination by the Company without Cause (defined below), you currently are eligible for 12 months of base salary as severance under the terms of your offer letter with the Company effective July 11, 2016 (the “Offer Letter”), or, in lieu of such severance, in the event the Tuesday Morning Corporation Executive Severance Plan effective May 1, 2018 (the “Severance Plan”) is in effect at the time of your termination of employment, 18 months of base salary as severance under the Severance Plan. For purposes of this letter, “Cause” shall have the meaning set forth in the Offer Letter or Severance Plan, as applicable. This letter is not intended to modify the terms and conditions of your Offer Letter or the Severance Plan, except to provide for additional severance as set forth below.

•	During the Enhanced Severance Period, the Company shall initially increase your severance so that you shall receive up to an aggregate of 24 months of your base salary (inclusive of any amounts payable under the Offer Letter and/or Severance Plan) as severance in connection with your termination of employment by the Company without Cause. Such Enhanced Severance shall be calculated in accordance with the following formula: (a) your monthly base salary in effect at the time of your termination of employment, multiplied by (b) the number of months of potential Enhanced Severance (12 or 6 months, depending upon whether severance is paid pursuant to your Offer Letter or the Severance Plan, respectively), which shall be reduced by the number of whole days since the New CEO’s date of hire. For example, if you are terminated without Cause after the New CEO has been employed for 90 days (approximately 3 months), and you are eligible for severance (I) for 12 months under your Offer Letter, your Enhanced Severance would equal 9 months of your base salary (for total severance of 21 months of base salary) or (II) for 18 months under the Severance Plan, your Enhanced Severance would equal 3 months of your base salary (for total severance of 21 months of base salary). As a further example, if you are terminated without Cause after the New CEO has been employed for 240 days (approximately 8 months), and you are eligible for severance (1) for 12 months under your Offer Letter, your Enhanced Severance would equal 4 months of your base salary (for total severance of 16 months of base salary) or (2) for 18 months under the Severance Plan, you would not be eligible for any Enhanced Severance (for total severance of 18 months of base salary).

•	To the extent that any Enhanced Severance is payable pursuant to this letter, it shall be paid after the original amount of severance under the Offer Letter or Severance Plan (as applicable) in accordance with the Company’s customary payroll practices over the number of actual days of Enhanced Severance (for example, if you are eligible to receive 240 days of Enhanced Severance, it shall be payable to you in accordance with the Company’s customary payroll practices over the 240 day period beginning after your original severance amount has been paid to you).

•	Payment of any severance (including the Enhanced Severance) shall be subject to and made in accordance with the terms and conditions of your Offer Letter or the Severance Plan, as applicable, including, without limitation, the requirement that you execute (and do not revoke) a release of claims to receive any severance payments (including the Enhanced Severance). If you are not eligible for severance under the terms of your Offer Letter or the Severance Plan, no Enhanced Severance (or any other severance) shall be payable pursuant this letter. The terms of this letter shall no longer apply if you remain employed after the end of the Enhanced Severance Period.

•	Please note that your eligibility for the Enhanced Severance does not in any way alter, modify, or amend your relationship with the Company, nor does it guarantee you the right to continue in the employ or service of the Company.

•	All questions concerning the construction, validity, and interpretation of this letter will be governed by the laws of the State of Texas, without giving effect to any conflict of laws principles thereof.

•	This letter, your Offer Letter, and the Severance Plan constitute the entire agreement between you and the Company with respect to the Enhanced Severance and supersedes any and all prior agreements or understandings between you and the Company with respect to the Enhanced Severance, whether written or oral. This letter may be amended or modified only by a written instrument executed by you and the Company.

We ask that you acknowledge your receipt of this letter and your acceptance of its terms and conditions by signing and dating the Acknowledgement and Acceptance section below and returning it to me for the Company’s records by February 19, 2021.

Very truly yours,

Douglas Dossey
Chair of the Compensation Committee

ACKNOWLEDGEMENT AND ACCEPTANCE

I hereby acknowledge receipt of this letter setting forth the terms and conditions governing the opportunity to receive the Enhanced Severance. I have carefully read this letter and hereby agree to and accept all those terms and conditions and agree that my entitlement to any Enhanced Severance described in this letter shall be determined solely by the terms and conditions described herein.

Signature

Printed Name:	Bridgett Zeterberg

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